Exhibit 10.2

Execution Version

TAX RECEIVABLE AGREEMENT

by and among

CARDINAL INFRASTRUTURE GROUP INC.

CARDINAL CIVIL CONTRACTING HOLDINGS LLC

and

THE PERSONS NAMED HEREIN

Dated as of December 9, 2025

i

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (this “Agreement”), is dated as of December 9, 2025, and is among Cardinal Infrastructure Group Inc., a Delaware corporation (including any successor corporation, “PubCo”), Cardinal Civil Contracting Holdings LLC, a Delaware limited liability company (“OpCo”), each of the TRA Party Representatives (as defined herein) and each of the other undersigned parties, and each of the other Persons from time to time that become a party hereto (each, excluding PubCo and the TRA Party Representatives, a “TRA Party” and together the “TRA Parties”).

RECITALS

WHEREAS, the TRA Parties on the date hereof directly or indirectly hold membership interests in OpCo (the “Units”), which is classified as a partnership for U.S. federal income Tax purposes;

WHEREAS, after the IPO, PubCo will be the sole managing member of OpCo, and will hold, directly and/or indirectly, Units;

WHEREAS, the Units held by the TRA Parties may be exchanged for shares of Class A common stock of PubCo (“Class A Shares”) and /or cash, in accordance with and subject to the provisions of the OpCo Agreement;

WHEREAS, OpCo and each of its direct and indirect Subsidiaries treated as a partnership for U.S. federal income Tax purposes, if any, will have in effect an election under Section 754 of the Code, for each Taxable Year that includes the IPO Date and for each Taxable Year in which a taxable acquisition (including a deemed taxable acquisition under Section 707(a) of the Code) or non-taxable acquisition of Units by PubCo from any of the TRA Parties (an “Exchanging Holder”) for Class A Shares and/or cash or redemption by OpCo, in each case, in connection with the IPO or after the IPO Date (any such acquisition from an Exchanging Holder, including any deemed taxable acquisition under Section 707(a) of the Code, or redemption, an “Exchange”) occurs;

WHEREAS, as a result of an Exchange, PubCo will be entitled to use the Basis Adjustments relating to such Units received (or deemed received for U.S. federal income Tax purposes) in such Exchange;

WHEREAS, the income, gain, loss, expense and other Tax items of PubCo may be affected by the (i) Basis Adjustments and (ii) Imputed Interest (collectively, the “Tax Attributes”); and

WHEREAS, the parties to this Agreement desire to provide for certain payments and make certain arrangements with respect to the effect of the Tax Attributes on the liability for Taxes of PubCo.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Article I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Actual Tax Liability” means, with respect to any Taxable Year, the sum of (i) (A) the liability for U.S. federal income Taxes of PubCo and (B) without duplication, the portion of any liability for U.S. federal income Taxes imposed directly on OpCo (or OpCo’s applicable Subsidiaries or other Persons in which OpCo owns a direct or indirect equity interest) under Section 6225 or any similar provision of the Code that is allocable to PubCo under Section 704 of the Code or otherwise attributable to PubCo in accordance with the OpCo Agreement and (ii) the product of the amount of the U.S. federal taxable income for such Taxable Year reported on PubCo’s IRS Form 1120 (or any successor form) and the Blended Rate.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agreed Rate” means a per annum rate of SOFR plus 100 basis points.

“Agreement” has the meaning set forth in the Preamble to this Agreement.

“Amended Schedule” has the meaning set forth in Section 2.4(b) of this Agreement.

“Attributable” means the portion of any Tax Attribute of PubCo that is “Attributable” to any present or former Exchanging Holder determined under the following principles:

(i) the Basis Adjustments shall be determined separately with respect to each Exchanging Holder and are Attributable to each Exchanging Holder in an amount equal to the total Basis Adjustment relating to such Units delivered to PubCo by such Exchanging Holder in the Exchange (for the avoidance of doubt, with respect to any Basis Adjustments attributable to a distribution or redemption, the Exchanging Holder shall be the Exchanging Holder relinquishing its interest in the Reference Asset); and

(ii) any deduction to PubCo with respect to a Taxable Year in respect of Imputed Interest is Attributable to the Person that is required to include the Imputed Interest in income (without regard to whether such Person is actually subject to Tax thereon).

“Basis Adjustment” means the adjustment to the Tax basis of a Reference Asset under Sections 732, 734(b), 707(a), 737 and/or 1012 of the Code (in situations where, as a result of one or more Exchanges, OpCo becomes an entity that is disregarded as separate from its owner for U.S. federal income Tax purposes) or under Sections 734(b), 743(b) and/or 754 of the Code (in situations where, following an Exchange, OpCo remains in existence as an entity treated as a partnership for U.S. federal income Tax purposes) and, in each case, analogous provisions of U.S. state and local Tax laws, as a result of an Exchange and the payments made pursuant to this Agreement in respect of such Exchange. For the avoidance of doubt, the amount of any Basis Adjustment resulting from an Exchange of one or more Units shall be determined without regard to any Pre-Exchange Transfer as if any such Pre-Exchange Transfer had not occurred. The amount of any Basis Adjustment shall be determined using the Market Value of the Units that are the subject of the Exchange at the time of the Exchange.

“Basis Schedule” has the meaning set forth in Section 2.2 of this Agreement.

“Beneficial Owner” means, with respect to any security, a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power, which includes the power to dispose of, or to direct the disposition of, such security. The term “Beneficial Ownership” shall have the correlative meaning.

“Blended Rate” means, with respect to any Taxable Year, the sum of the effective rates of Tax (for the avoidance of doubt, taking into account any U.S. federal benefit of the state or local tax deduction) imposed on the aggregate net income of PubCo in each state or local jurisdiction in which PubCo files Tax Returns for such Taxable Year, with the effective rate in any state or local jurisdiction being equal to the product of (i) the apportionment factor on the income or franchise PubCo Return in such jurisdiction for such Taxable Year and (ii) the maximum applicable corporate Tax rate in effect in such jurisdiction in such Taxable Year. As an illustration of the calculation of the Blended Rate for a Taxable Year, if PubCo solely files Tax Returns in State 1 and State 2 in a Taxable Year, the maximum applicable corporate Tax rates in effect in such states in such Taxable Year are 6.5% and 5.5%, respectively, and the apportionment factors for such states in such Taxable Year are 55% and 45% respectively, then the Blended Rate for such Taxable Year is equal to 6.05% (i.e., 6.5% multiplied by 55% plus 5.5% multiplied by 45%).

“Board” means the Board of Directors of PubCo.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law to close.

“Change of Control” means the occurrence of any of the following events:

(i) any Person or any group of Persons acting together that would constitute a “group” for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended or any successor provisions thereto (excluding (a) a corporation or other entity owned, directly or indirectly, by the stockholders of PubCo in substantially the same proportions as their ownership of stock of PubCo or (b) a Person or group of Persons in which one or more Affiliates of Permitted Investors, directly or indirectly hold Beneficial Ownership of securities representing more than 50% of the total voting power in such Person or held by such group) is or becomes the Beneficial Owner, directly or indirectly, of securities of PubCo representing more than 50% of the combined voting power of PubCo’s then outstanding voting securities; or

(ii) the following individuals cease for any reason to constitute a majority of the number of directors of PubCo then serving: individuals who, on the IPO Date, constitute the Board and any new director whose appointment or election by the Board or nomination for election by PubCo’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the IPO Date or whose appointment, election or nomination for election was previously so approved or recommended by the directors referred to in this clause (ii); or

(iii) there is consummated a merger or consolidation of PubCo with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (x) the Board immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (y) the voting securities of PubCo immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof; or

(iv) the stockholders of PubCo approve a plan of complete liquidation or dissolution of PubCo or there is consummated an agreement or series of related agreements for the sale, lease or other disposition, directly or indirectly, by PubCo of all or substantially all of PubCo’s assets, other than such sale or other disposition by PubCo of all or substantially all of PubCo’s assets to an entity at least 50% of the combined voting power of the voting securities of which are owned by stockholders of PubCo in substantially the same proportions as their ownership of PubCo immediately prior to such sale; or

(v) the PubCo ceases to be the sole managing member of OpCo.

Notwithstanding the foregoing, except with respect to clause (ii) and clause (iii)(x) above, a “Change of Control” shall not be deemed to have occurred (a) by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the shares of PubCo immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in, and voting control over, and own substantially all of the shares of, an entity which owns, directly or indirectly, all or substantially all of the assets of PubCo immediately following such transaction or series of transactions; or (b) if a majority of the TRA Parties (measured by Tax Benefit Payments receivable by the TRA Parties upon the occurrence of any transaction, series of related transactions or any other occurrence that may otherwise qualify as a “Change of Control”) and the TRA Party Representative agree in writing to elect for a “Change in Control” to not have occurred upon the occurrence of any transaction, series of related transactions or any other occurrence that may otherwise qualify as a “Change of Control”.

“Class A Shares” has the meaning set forth in the Recitals of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Covered Person” has the meaning set forth in Section 7.14 of this Agreement.

“Cumulative Net Realized Tax Benefit” for a Taxable Year means the cumulative amount of Realized Tax Benefits for all Taxable Years of PubCo, up to and including such Taxable Year, reduced, but not below zero, by the cumulative amount of Realized Tax Detriment for the same period. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedules or Amended Schedules, if any, in existence at the time of such calculation; provided, that, for the avoidance of doubt, the computation of the Cumulative Net Realized Tax Benefit shall be adjusted to reflect any applicable Determination with respect to any Realized Tax Benefits and/or Realized Tax Detriments.

“Default Rate” means a per annum rate of SOFR plus 500 basis points.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of state, foreign or local Tax law, as applicable, and shall include any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Effective Date” means the date on which an Early Termination Schedule becomes binding pursuant to Section 4.2.

“Early Termination Notice” has the meaning set forth in Section 4.2 of this Agreement.

“Early Termination Payment” has the meaning set forth in Section 4.3(b) of this Agreement.

“Early Termination Rate” means the lesser of (i) 6.5% per annum, compounded annually, and (ii) SOFR plus 100 basis points.

“Early Termination Schedule” has the meaning set forth in Section 4.2 of this Agreement.

“Excess Amount” has the meaning set forth in Section 3.5 of this Agreement.

“Exchange” has the meaning set forth in the Recitals of this Agreement.

“Exchange Date” means the date of any Exchange.

“Exchanging Holder” has the meaning set forth in the Recitals of this Agreement.

“Expert” has the meaning set forth in Section 7.9 of this Agreement.

“Future TRAs” has the meaning set forth in Section 5.1 of this Agreement.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, the sum of (i) (A) the liability for U.S. federal income Taxes of PubCo and (B) without duplication, the portion of any liability for U.S. federal income Taxes imposed directly on OpCo under Section 6225 or any similar provision of the Code that is allocable to PubCo under Section 704 of the Code or otherwise attributable to PubCo in accordance with the OpCo Agreement, in each case using the same methods, elections, conventions and similar practices used on the relevant IRS Form 1120 (or any successor form) and (ii) the product of the U.S. federal taxable income for such Taxable Year reported on PubCo’s IRS Form 1120 (or any successor form) and the Blended Rate, but, in the determination of the liability in clauses (i) and (ii), above, (a) using the Non-Stepped Up Tax Basis as reflected on the Basis Schedule including amendments thereto for the Taxable Year, and (b) excluding any deduction attributable to Imputed Interest attributable to any payment made under this Agreement for the Taxable Year. For the avoidance of doubt, Hypothetical Tax Liability shall be determined without taking into account the carryover or carryback of any Tax item (or portions thereof) that is attributable to a Tax Attribute as applicable. For the avoidance of doubt, the basis of the Reference Assets in the aggregate for purposes of determining the Hypothetical Tax Liability can never be less than zero.

“ICC” has the meaning set forth in Section 7.9 of this Agreement.

“Imputed Interest” in respect of a TRA Party shall mean any interest imputed under Sections 1272, 1274 or 483 or other provision of the Code and any similar provision of state and local Tax law with respect to PubCo’s payment obligations in respect of such TRA Party under this Agreement.

“Independent Directors” means the members of the Board who are “independent” under applicable laws and the standards of the principal U.S. securities exchange on which the Class A Shares are traded or quoted.

“Interest Amount” has the meaning set forth in Section 3.1(b) of this Agreement.

“IPO” means the initial public offering of Class A Shares by PubCo (including any greenshoe related to such initial public offering).

“IPO Date” means the initial closing date of the IPO.

“IRS” means the U.S. Internal Revenue Service.

“Mandatory Assignment” has the meaning set forth in Section 7.6(c) of this Agreement.

“Market Value” shall mean, with respect to a Unit, the closing price per share of the Class A Shares on the applicable Exchange Date on the national securities exchange or interdealer quotation system on which such Class A Shares are then traded or listed, as reported by the Wall Street Journal; provided, that if the closing price is not reported by the Wall Street Journal for the applicable Exchange Date, then the Market Value shall mean the closing price of the Class A Shares on the Business Day immediately preceding such Exchange Date on the national securities exchange or interdealer quotation system on which such Class A Shares are then traded or listed, as reported by the Wall Street Journal; provided, further, that if the Class A Shares are not then listed on a national securities exchange or interdealer quotation system, “Market Value” shall mean the cash consideration paid per share for Class A Shares, or the fair market value of the other property delivered per share for Class A Shares, as determined by the Board in good faith. Notwithstanding anything to the contrary in the above sentence, to the extent the Units or Class A Shares are exchanged for cash in a transaction, the Market Value shall be determined by reference to the amount of cash transferred per Unit or Class A Share in such transaction.

“Material Objection Notice” has the meaning set forth in Section 4.2 of this Agreement.

“Net Tax Benefit” has the meaning set forth in Section 3.1(b) of this Agreement.

“Non-Stepped Up Tax Basis” means, with respect to any Reference Asset immediately following an Exchange, the Tax basis that such asset would have had at such time if no Basis Adjustments had been made.

“Objection Notice” has the meaning set forth in Section 2.4(a) of this Agreement.

“OpCo” has the meaning set forth in the Preamble to this Agreement.

“OpCo Agreement” means, with respect to OpCo, the Second Amended and Restated Limited Liability Company Agreement of OpCo, dated on or about the date hereof, as such agreement may be further amended, restated, supplemented and/or otherwise modified from time to time.

“Payment Date” means any date on which a payment is required to be made pursuant to this Agreement.

“Permitted Investors” means any of the individuals or entities listed on Schedule I and any of their Affiliates.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Pre-Exchange Transfer” means any transfer (including upon the death of a prior holder) of, or distribution in respect of, one or more Units (or interests in any applicable Subsidiaries of OpCo or other Persons in which OpCo owns a direct or indirect equity interest) (i) that occurs prior to an Exchange of such Units and (ii) to which Section 734(b) or 743(b) of the Code applies.

“PubCo” has the meaning set forth in the Preamble to this Agreement.

“PubCo Return” means the U.S. federal and/or state and/or local Tax Return, as applicable, of PubCo filed with respect to Taxes of any Taxable Year.

“Realized Tax Benefit” means, for a Taxable Year, the excess, if any, of the Hypothetical Tax Liability over the Actual Tax Liability. If all or a portion of the Actual Tax Liability for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

“Realized Tax Detriment” means, for a Taxable Year, the excess, if any, of the Actual Tax Liability over the Hypothetical Tax Liability. If all or a portion of the Actual Tax Liability for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.

“Reconciliation Dispute” has the meaning set forth in Section 7.9 of this Agreement.

“Reconciliation Procedures” has the meaning set forth in Section 2.4(a) of this Agreement.

“Reference Asset” means an asset that is held by OpCo, or by any of its direct or indirect Subsidiaries treated as a partnership or disregarded entity (but only if such indirect Subsidiaries are held only through Subsidiaries treated as partnerships or disregarded entities) for purposes of the applicable Tax, at the time of the IPO, or an Exchange, as relevant. A Reference Asset also includes any asset that is “substituted basis property” under Section 7701(a)(42) of the Code with respect to a Reference Asset.

“Schedule” means any of the following: (i) a Basis Schedule; (ii) a Tax Benefit Schedule (including an Amended Schedule, if any); or (iii) the Early Termination Schedule.

“Section 734(b) Exchange” means any Exchange that results in a Basis Adjustment under Section 734(b) of the Code.

“Senior Obligations” has the meaning set forth in Section 5.1 of this Agreement.

“SOFR” means for each month (or portion thereof) during any period, an interest rate per annum equal to the secured overnight financing rate, on the date two (2) Business Days prior to the first day of such month, as reported by the Wall Street Journal; provided, that at no time shall SOFR be less than 0%. In the event PubCo determines that SOFR ceases to be a widely recognized benchmark rate, PubCo and each TRA Party Representative shall jointly select an alternate benchmark rate (the “Replacement Rate”), in which case, the Replacement Rate shall, subject to the next two sentences, replace SOFR for all purposes under this Agreement. In connection with the establishment and application of the Replacement Rate, this Agreement shall be amended solely with the consent of PubCo and each TRA Party Representative, as may be necessary or appropriate, in the reasonable judgment of PubCo and each TRA Party Representative, to effect the provisions of this section. The Replacement Rate shall be applied in a manner consistent with market practice; provided that, to the extent such market practice is not administratively feasible for PubCo, such Replacement Rate shall be applied as otherwise reasonably determined by PubCo and each TRA Party Representative.

“Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls more than 50% of the voting power or other similar interests or the sole general partner interest or managing member or similar interest of such Person.

“Tax” or “Taxes” means any and all U.S. federal, state, local and foreign taxes, assessments or similar charges that are based on or measured with respect to net income or profits, including, for the avoidance of doubt, any corporate alternative minimum tax, and any interest related to any such Taxes.

“Tax Attributes” has the meaning set forth in the Recitals of this Agreement.

“Tax Benefit Payment” has the meaning set forth in Section 3.1(b) of this Agreement.

“Tax Benefit Schedule” has the meaning set forth in Section 2.3(a) of this Agreement.

“Tax Return” means any return, declaration, report or similar statement filed or required to be filed with respect to Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxable Year” means a taxable year of PubCo as defined in Section 441(b) of the Code or comparable section of state or local Tax law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than twelve (12) months for which a Tax Return is made), ending on or after the IPO Date.

“Taxing Authority” means any domestic, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“TRA Party” has the meaning set forth in the Preamble to this Agreement.

“TRA Party Representative” means , initially, Jeremy Spivey, and thereafter, that TRA Party or committee of TRA Parties determined from time to time by approval of two-thirds of the TRA Parties (which two-thirds shall be determined based on the TRA Parties’ TRA Percentages).

“TRA Percentage” means, in respect of a TRA Party, the percentage, the numerator of which is the number of Units held by such TRA Party immediately prior to the IPO and the denominator of which is the total number of Units held by all TRA Parties immediately prior to the IPO.

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“Units” has the meaning set forth in the Recitals of this Agreement.

“Valuation Assumptions” shall mean, as of an Early Termination Date, the assumptions that in each Taxable Year ending on or after such Early Termination Date:

(i) PubCo will have taxable income sufficient to fully utilize the Tax items arising from the Tax Attributes (other than any items addressed in clause (ii) below) during such Taxable Year or future Taxable Years (including, for the avoidance of doubt, Basis Adjustments and Imputed Interest that would result from future payments made under this Agreement that would be paid in accordance with the Valuation Assumptions) in which such deductions would become available;

(ii) loss carryovers generated by deductions arising from any Tax Attributes that are available as of the date of such Early Termination Date will be used by the PubCo on a pro rata basis from the date of such Early Termination Date through the earlier of (x) the scheduled expiration date under applicable Tax law of such loss carryovers or (y) the fifth (5th) anniversary of the Early Termination Date;

(iii) the U.S. federal, state and local income Tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Date and the Blended Rate will be calculated based on such rates and the apportionment factor applicable in the prior Taxable Year;

(iv) any non-amortizable assets (other than equity interest in any subsidiary that is treated as an association taxable as a corporation for U.S. federal income Tax purposes) will be disposed of on the fifteenth (15th) anniversary of the applicable Exchange or deemed exchange pursuant to clause (v) (in the case of Basis Adjustments) and any cash equivalents will be disposed of twelve (12) months following the Early Termination Date; provided, that in the event of a Change of Control, such non-amortizable assets shall be deemed disposed of at the time of sale (if applicable) of the relevant asset in the Change of Control (if earlier than such fifteenth (15th) anniversary) (other than equity interest in any subsidiary that is treated as an association taxable as a corporation for U.S. federal income Tax purposes);

(v) if, at the Early Termination Date, there are Units that have not been Exchanged, then each such Unit, shall be deemed Exchanged for the Market Value of such Unit;

(vi) with respect to Taxable Years where the Payment Date has passed, any unpaid Tax Benefit Payments and any applicable interest will be paid on the Early Termination Date at the Default Rate; and

(vii) each Tax Benefit Payment for the relevant Taxable Year will be due and payable and satisfied on the due date (without extensions) under applicable law as of the Early Termination Effective Date for filing of IRS Form 1120 (or any successor form) of PubCo.

Article II

DETERMINATION OF CERTAIN REALIZED TAX BENEFIT

Section 2.1 Basis Adjustments; 754 Election.

(a) Basis Adjustments. The parties acknowledge and agree that, except as otherwise required by applicable law, the parties shall treat (i) each Exchange as a direct purchase of Units by PubCo from the applicable holder of Units pursuant to Section 707(a)(2)(B) of the Code (or any similar provisions of applicable state, local or non-U.S. tax law) and (ii) each Exchange as a transaction that could give rise to Basis Adjustments. For the avoidance of doubt, payments made under this Agreement in respect of an Exchanging Holder shall not be treated as resulting in a Basis Adjustment to the extent such payments are treated as Imputed Interest.

(b) 754 Election. PubCo shall cause OpCo and each of its applicable direct or indirect Subsidiaries that is treated as a partnership for U.S. federal income Tax purposes, to have in effect an election under Section 754 of the Code (or any similar provisions of applicable state, local or foreign tax law) for each Taxable Year. PubCo shall use commercially reasonable efforts to cause each Person in which OpCo owns a direct or indirect equity interest (other than a Subsidiary) that is so treated as a partnership for U.S. federal income Tax purposes to have in effect such an election for each Taxable Year.

Section 2.2 Basis Schedule. Within one hundred and eighty (180) calendar days after the due date (including extensions) of IRS Form 1120 (or any successor form) of PubCo for each relevant Taxable Year, PubCo shall deliver to the TRA Party Representative, and to each TRA Party with respect to such TRA Party, a schedule (the “Basis Schedule”) that shows, in reasonable detail necessary to perform the calculations required by this Agreement, (i) the Basis Adjustment with respect to the Reference Assets in respect of such TRA Party as a result of the Exchanges effected in such Taxable Year or any prior Taxable Year by such TRA Party, if any, calculated in the aggregate, (ii) the Non-Stepped Up Tax Basis of the Reference Assets in respect of such TRA Party as of each applicable Exchange Date, if any, (iii) the period (or periods) over which the Reference Assets in respect of such TRA Party are amortizable and/or depreciable and (iv) the period (or periods) over which each Basis Adjustment in respect of such TRA Party is amortizable and/or depreciable. A Basis Schedule will become final and binding on the parties pursuant to the procedures set forth in Section 2.4(a) and may be amended by the parties pursuant to the procedures set forth in Section 2.4(b) (subject to the procedures set forth in Section 2.4(b)). All costs and expenses incurred in connection with the provision and preparation of the Basis Schedules and Tax Benefit Schedules for each TRA Party in compliance with this Agreement shall be borne by OpCo.

Section 2.3 Tax Benefit Schedule.

(a) Tax Benefit Schedule. Within one hundred and eighty (180) calendar days after the due date (including extensions) of IRS Form 1120 (or any successor form) of PubCo for any Taxable Year in which there is a Realized Tax Benefit or a Realized Tax Detriment Attributable to a TRA Party, PubCo shall provide to such TRA Party and to the TRA Party Representative with respect to such TRA Party a schedule showing, in reasonable detail, the calculation of the Realized Tax Benefit and Tax Benefit Payment or the Realized Tax Detriment, as applicable, in respect of such TRA Party for such Taxable Year (a “Tax Benefit Schedule”). Each Tax Benefit Schedule will become final as provided in Section 2.4(a) and may be amended as provided in Section 2.4(b) (subject to the procedures set forth in Section 2.4(b)).

(b) Applicable Principles.

(i) General. Subject to Section 3.3, the Realized Tax Benefit (or the Realized Tax Detriment) for each Taxable Year is intended to measure the decrease (or increase) in the actual liability for Taxes of PubCo for such Taxable Year attributable to the Tax Attributes, determined using a “with and without” methodology. Carryovers or carrybacks of any Tax item attributable to any of the Tax Attributes shall be considered to be subject to the rules of the Code and the Treasury Regulations or the appropriate provisions of U.S. Tax law, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any Tax item includes a portion that is attributable to any Tax Attribute and another portion that is not, such portions shall be considered to be used in accordance with the “with and without” methodology. The parties agree that (A) all Tax Benefit Payments (other than Imputed Interest thereon) attributable to the Basis Adjustments will be treated as subsequent upward purchase price adjustments with respect to the Units exchanged in the applicable Exchange that have the effect of creating additional Basis Adjustments to Reference Assets for PubCo in the year of payment, (B) as a result, any additional Basis Adjustments will be incorporated into the current year calculation and into future year calculations, as appropriate, and (C) the Actual Tax Liability will take into account the deduction of the portion of the Tax Benefit Payment that must be accounted for as Imputed Interest.

(ii) Applicable Principles of Section 734(b) Exchanges. Notwithstanding any provisions to the contrary in this Agreement, the foregoing treatment set out in Section 2.3(b)(i) shall not be required to apply to payments hereunder to an Exchanging Holder in respect of a Section 734(b) Exchange by such Exchanging Holder. For the avoidance of doubt, payments made under this Agreement relating to a Section 734(b) Exchange shall not be treated as resulting in a Basis Adjustment to the extent such payments are treated as Imputed Interest. The parties intend that (A) an Exchanging Holder that has made a Section 734(b) Exchange shall, with respect to the Basis Adjustment resulting from such Section 734(b) Exchange or any payments hereunder in respect of such Section 734(b) Exchange, be entitled to Tax Benefit Payments attributable to such Basis Adjustments only to the extent such Basis Adjustments are allocable to PubCo following such Section 734(b) Exchange (without taking into account any concurrent or subsequent Exchanges) and (B) if, as a result of a subsequent Exchange, an increased portion of the Basis Adjustments resulting from such Section 734(b) Exchange or any payments hereunder in respect of such Section 734(b) Exchange becomes allocable to PubCo, then the Exchanging Holder that makes such subsequent Exchange shall be entitled to a Tax Benefit Payment calculated in respect of such increased portion.

Section 2.4 Procedures, Amendments.

(a) Procedure. Every time PubCo delivers to a TRA Party or TRA Party Representative an applicable Schedule under this Agreement, including any Amended Schedule, PubCo shall also (x) deliver to such TRA Party or TRA Party Representative supporting schedules and work papers, as determined by PubCo or as reasonably requested by such TRA Party or TRA Party Representative, providing reasonable detail regarding data and calculations that were relevant for purposes of preparing such Schedule and (y) allow such TRA Party or TRA Party Representative reasonable access at no cost to the appropriate representatives at PubCo, as determined by PubCo or as reasonably requested by such TRA Party or TRA Party Representative, in connection with a review of such Schedule. Without limiting the generality of the preceding sentence, PubCo shall ensure that any Tax Benefit Schedule that is delivered to a TRA Party or TRA Party Representative, along with any supporting schedules and work papers, provides a reasonably detailed presentation of the calculation of the Actual Tax Liability and the Hypothetical Tax Liability and identifies any material assumptions or operating procedures or principles that were used for purposes of such calculations. An applicable Schedule or amendment thereto shall become final and binding on all parties thirty (30) calendar days from the date on which all relevant TRA Parties and the TRA Party Representative are treated as having received the applicable Schedule or amendment thereto under Section 7.1 unless the TRA Party Representative (i) within thirty (30) calendar days from such date provides PubCo with written notice of a material objection to such Schedule (“Objection Notice”) made in good faith or (ii) provides a written waiver of such right of any Objection Notice within the period described in clause (i) above, in which case such Schedule or amendment thereto becomes binding on the date the waiver is received by PubCo. If PubCo and the TRA Party Representative, for any reason, are unable to successfully resolve the issues raised in the Objection Notice within thirty (30) calendar days after receipt by PubCo of an Objection Notice, PubCo and the TRA Party Representative shall employ the reconciliation procedures as described in Section 7.9 of this Agreement (the “Reconciliation Procedures”). The TRA Party Representative will fairly represent the interests of each of the TRA Parties and shall use reasonable efforts to timely raise and pursue, in accordance with this Section 2.4(a), any reasonable objection to a Schedule or amendment thereto timely communicated in writing to the TRA Party Representative by a TRA Party.

(b) Amended Schedule. The applicable Schedule for any Taxable Year may be amended from time to time by PubCo (i) in connection with a Determination affecting such Schedule, (ii) to correct inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to a TRA Party, (iii) to comply with an Expert’s determination under the Reconciliation Procedures, (iv) to reflect a change in the Realized Tax Benefit, or the Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other Tax item to such Taxable Year, (v) to reflect a change in the Realized Tax Benefit or the Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year or (vi) to adjust an applicable TRA Party’s Basis Schedule to take into account payments made pursuant to this Agreement (any such Schedule, an “Amended Schedule”). PubCo shall provide an Amended Schedule to each TRA Party and the TRA Party Representative when PubCo delivers the Basis Schedule for the following Taxable Year.

Article III

TAX BENEFIT PAYMENTS

Section 3.1 Payments.

(a) Payments. Within five (5) Business Days after a Tax Benefit Schedule delivered to a TRA Party and the TRA Party Representative becomes final in accordance with Section 2.4(a) and Section 7.9, if applicable, PubCo shall pay such TRA Party for such Taxable Year the Tax Benefit Payment determined pursuant to Section 3.1(b) that is Attributable to the such TRA Party. Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to the bank account previously designated by such TRA Party to PubCo or as otherwise agreed by PubCo and such TRA Party. For the avoidance of doubt, (x) no Tax Benefit Payment shall be made in respect of estimated Tax payments, including, without limitation, U.S. federal estimated income Tax payments and (y) the payments provided for pursuant to the above sentence shall be computed separately for each TRA Party. No TRA Party shall be required to make a payment or return a payment to PubCo in respect of any portion of any Tax Benefit Payment previously paid to such TRA Party (including any portion of any Early Termination Payment); provided, however, that for the avoidance of doubt, if PubCo makes a payment to a TRA Party under this TRA Agreement in an amount that exceeds the amount that should have been paid to such TRA Party (including after taking into account any Determination that would have changed the Net Tax Benefit or any other calculation under this Agreement in any prior Taxable Year), then the amount of such excess shall offset and reduce, dollar-for-dollar, any future payments payable to such TRA Party under this Agreement. Notwithstanding anything to the contrary in this Agreement, with respect to each Exchange by or with respect to any TRA Party, if such TRA Party notifies PubCo in writing of a stated maximum selling price (within the meaning of Treasury Regulations Section 15A.453-1(c)(2)), then the amount of the consideration received in connection with such Exchange and the aggregate Tax Benefit Payments to such TRA Party in respect of such Exchange (other than amounts accounted for as interest under the Code) shall not exceed such stated maximum selling price.

(b) A “Tax Benefit Payment” in respect of a TRA Party for a Taxable Year means an amount, not less than zero, equal to the Net Tax Benefit that is Attributable to such TRA Party and the Interest Amount with respect thereto. For the avoidance of doubt, for Tax purposes, the Interest Amount shall not be treated as interest, but instead, shall be treated as additional consideration in the applicable transaction, unless otherwise required by law. Subject to Section 3.3, the “Net Tax Benefit” for a Taxable Year shall be an amount equal to the excess, if any, of 85% of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year, over the total amount of payments previously made under the first sentence of Section 3.1(a) (excluding payments attributable to Interest Amounts). The “Interest Amount” shall equal the interest on the Net Tax Benefit calculated at the Agreed Rate from the due date (without extensions) for filing IRS Form 1120 (or any successor form) of PubCo with respect to Taxes for such Taxable Year until the payment date under Section 3.1(a).

Section 3.2 No Duplicative Payments. It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement. The provisions of this Agreement shall be construed in the appropriate manner to ensure such intentions are realized.

Section 3.3 Pro Rata Payments. Notwithstanding anything in Section 3.1 to the contrary, to the extent that the aggregate Realized Tax Benefit of PubCo with respect to the Tax Attributes is limited in a particular Taxable Year because PubCo does not have sufficient taxable income, the Net Tax Benefit for that Taxable Year shall be allocated among all parties then-eligible to receive Tax Benefit Payments under this Agreement in proportion to the amounts of Net Tax Benefit for that Taxable Year, respectively, that would have been Attributable to each TRA Party if PubCo had sufficient taxable income so that there were no such limitation.

Section 3.4 Payment Ordering. If for any reason PubCo does not fully satisfy its payment obligations to make all Tax Benefit Payments due under this Agreement in respect of a particular Taxable Year, then PubCo and the TRA Parties agree that (i) Tax Benefit Payments for such Taxable Year shall be allocated to all parties eligible to receive Tax Benefit Payments under this Agreement in such Taxable Year in proportion to the amounts of Tax Benefit Payments, respectively, that would have been made to each TRA Party if PubCo had sufficient cash available to make such Tax Benefit Payments and (ii) no Tax Benefit Payments shall be made in respect of any Taxable Year until all Tax Benefit Payments to all TRA Parties in respect of all prior Taxable Years have been made in full.

Section 3.5 Limitation. For the avoidance of doubt, notwithstanding anything to the contrary herein, in no event shall the aggregate of the Net Tax Benefit that is Attributable to each of the TRA Parties for a Taxable Year, as determined pursuant to the first sentence of Section 3.1(b), exceed the total Net Tax Benefit for such Taxable Year, as determined pursuant to the third sentence of Section 3.1(b). To the extent the aggregate Net Tax Benefit for a Taxable Year is limited as a result of the foregoing sentence (such excess, the “Excess Amount”), then the amount of the Net Tax Benefit that is Attributable to the TRA Parties for that Taxable Year shall be reduced by such Excess Amount in such a manner that best effectuates the applicable principles set forth in Section 2.3(b) and in the good faith discretion of PubCo.

Article IV

TERMINATION

Section 4.1 Early Termination of Agreement; Breach of Agreement.

(a) PubCo may (with approval of a majority of the Independent Directors) terminate this Agreement with respect to (i) all amounts payable to the TRA Parties and with respect to all of the Units held by the TRA Parties at any time by paying to each TRA Party the Early Termination Payment in respect of such TRA Party or (ii) the amount payable to any individual TRA Party having less than 5% of the aggregate TRA Percentage by paying to any such individual TRA Party the Early Termination Payment in respect of such TRA Party; provided, however, that this Agreement shall only terminate with respect to any TRA Party upon the receipt of the Early Termination Payment by such TRA Party, and provided, further, that PubCo may withdraw any notice to execute its termination rights under this Section 4.1(a) prior to the time at which any Early Termination Payment has been paid. Upon payment of the Early Termination Payment in respect of any TRA Party by PubCo, PubCo shall have no further payment obligations under this Agreement with respect to such TRA Party, other than for any (a) Tax Benefit Payments due and payable and that remain unpaid as of the Early Termination Notice and (b) Tax Benefit Payment due for the Taxable Year ending with or including the date of the Early Termination Notice (except to the extent that the amount described in clause (b) is included in the Early Termination Payment), in each case, with respect to such TRA Party. If an Exchange occurs after PubCo makes all of the required Early Termination Payments, PubCo shall have no obligations under this Agreement with respect to such Exchange.

(b) In the event that (1) PubCo breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment when due, failure to honor any other material obligation required hereunder or by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code or otherwise, unless otherwise waived in writing by two-thirds of the TRA Parties (which two-thirds shall be determined based on the TRA Parties’ TRA Percentages) (any such breach to the extent not waived, a “Material Breach”) or (2)(A) PubCo shall commence any case, proceeding or other action (i) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate a bankruptcy or insolvency, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts or (ii) seeking an appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or it shall make a general assignment for the benefit of creditors or (B) there shall be commenced against PubCo any case, proceeding or other action of the nature referred to in clause (A) above that remains undismissed or undischarged for a period of sixty (60) calendar days, all obligations hereunder shall be automatically accelerated and shall be immediately due and payable, and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such breach and shall include, but not be limited to, (x) the Early Termination Payments calculated as if an Early Termination Notice had been delivered on the date of a breach, (y) any Tax Benefit Payment due and payable and that remains unpaid as of the date of a breach, and (z) any Tax Benefit Payment in respect of any TRA Party due for the Taxable Year ending with or including the date of a breach; provided, that procedures similar to the procedures of Section 4.2 shall apply with respect to the determination of the amount payable by PubCo pursuant to this sentence. Notwithstanding the foregoing, in the event that PubCo breaches this Agreement and such breach is a Material Breach, to the fullest extent permitted by applicable law, each TRA Party shall be entitled to elect to receive the amounts set forth in clauses (x), (y) and (z) above or to seek specific performance of the terms hereof. The parties agree that the failure to make any payment due pursuant to this Agreement within sixty (60) calendar days of the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement, and that it will not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within sixty (60) calendar days of the date such payment is due. Notwithstanding anything in this Agreement to the contrary, it shall not be a breach of a material obligation of this Agreement if PubCo fails to make any Tax Benefit Payment when due to the extent that PubCo has insufficient funds to make such payment and cannot take commercially reasonable efforts to obtain funds to make such payment; provided, that the interest provisions of Section 5.2 shall apply to such late payment (unless PubCo does not have sufficient funds to make such payment as a result of limitations imposed by any Senior Obligations, in which case Section 5.2 shall apply, but the Default Rate shall be replaced by the Agreed Rate). PubCo shall use commercially reasonable efforts to (1) obtain sufficient available funds for the purpose of making Tax Benefit Payments under this Agreement and (2) avoid entering into any agreements that could be reasonably anticipated to materially delay the timing of the making of any Tax Benefit Payments under this Agreement.

(c) In the event of a Change of Control, then all obligations hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such Change of Control and utilizing the Valuation Assumptions by substituting in each case the terms “the closing date of a Change of Control” in each place where the phrase “Early Termination Date” appears. Such obligations shall include (1) the Early Termination Payments calculated as if the Early Termination Date is the date of such Change of Control, (2) any Tax Benefit Payment due and payable and that remains unpaid as of the date of such Change of Control, and (3) any Tax Benefit Payment in respect of any TRA Party due for any Taxable Year ending prior to, with or including the date of such Change of Control (except to the extent any amounts described in clause (2) or (3) are included in the Early Termination Payment). For the avoidance of doubt, Sections 4.2 and 4.3 shall apply to a Change of Control, mutatis mutandis.

Section 4.2 Early Termination Notice. If PubCo chooses to exercise its right of early termination under Section 4.1(a) above, PubCo shall deliver to the TRA Party Representative notice of such intention to exercise such right (“Early Termination Notice”) and a schedule (the “Early Termination Schedule”) specifying PubCo’s intention to exercise such right under either clause (i) or (ii) thereof and showing in reasonable detail the calculation of the Early Termination Payment(s) due for each relevant TRA Party. Each Early Termination Schedule shall become final and binding on all parties thirty (30) calendar days from the first date on which the TRA Party Representative is treated as having received such Schedule or amendment thereto under Section 7.1 unless the TRA Party Representative (i) within thirty (30) calendar days after such date provides PubCo with notice of a material objection to such Schedule made in good faith (“Material Objection Notice”) or (ii) provides a written waiver of such right of a Material Objection Notice within the period described in clause (i) above, in which case such Schedule becomes binding on the date the waiver is received by PubCo. If PubCo and the TRA Party Representative, for any reason, are unable to successfully resolve the issues raised in such notice within thirty (30) calendar days after receipt by PubCo of the Material Objection Notice, PubCo and the TRA Party Representative shall employ the Reconciliation Procedures in which case such Schedule becomes binding ten (10) calendar days after the conclusion of the Reconciliation Procedures. The TRA Party Representative will fairly represent the interests of each TRA Party and shall timely raise and pursue, in accordance with this Section 4.2, any reasonable objection to an Early Termination Schedule or amendment thereto timely communicated in writing to the TRA Party Representative by a TRA Party.

Section 4.3 Payment upon Early Termination.

(a) Within five (5) Business Days after an Early Termination Effective Date, PubCo shall pay to each relevant TRA Party an amount equal to the Early Termination Payment in respect of such TRA Party. Such payment shall be made by wire transfer of immediately available funds to a bank account or accounts designated by such TRA Party or as otherwise agreed by PubCo and such TRA Party or, in the absence of such designation or agreement, by check mailed to the last mailing address provided by such TRA Party to PubCo.

(b) “Early Termination Payment” in respect of a TRA Party shall equal the present value, discounted at the Early Termination Rate as of the applicable Early Termination Effective Date, of all Tax Benefit Payments in respect of such TRA Party that would be required to be paid by PubCo beginning from the Early Termination Date and assuming that the Valuation Assumptions in respect of such TRA Party are applied and that each Tax Benefit Payment for the relevant Taxable Year would be due and payable on the due date (without extensions) under applicable law as of the Early Termination Effective Date for filing of IRS Form 1120 (or any successor form) of PubCo. For the avoidance of doubt, an entire Early Termination Payment shall be made to each applicable TRA Party regardless of whether such TRA Party has exchanged all of its Units as of the Early Termination Date.

Article V

SUBORDINATION AND LATE PAYMENTS

Section 5.1 Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment required to be made by PubCo to the TRA Parties under this Agreement shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any obligations in respect of indebtedness for borrowed money of PubCo and its Subsidiaries (“Senior Obligations”) and shall rank pari passu in right of payment with all current or future unsecured obligations of PubCo that are not Senior Obligations. To the extent that any payment under this Agreement is not permitted to be made at the time payment is due as a result of this Section 5.1 and the terms of agreements governing Senior Obligations, such payment obligation nevertheless shall accrue for the benefit of TRA Parties and PubCo shall make such payments at the first opportunity that such payments are permitted to be made in accordance with the terms of the Senior Obligations. Notwithstanding any other provision of this Agreement to the contrary, to the extent that PubCo or any of its Affiliates enters into future Tax receivable or other similar agreements (“Future TRAs”), PubCo shall ensure that the terms of any such Future TRA shall provide that the Tax Attributes subject to this Agreement are considered senior in priority to any Tax attributes subject to any such Future TRA for purposes of calculating the amount and timing of payments under any such Future TRA.

Section 5.2 Late Payments by PubCo. Subject to the proviso in the penultimate sentence of Section 4.1(b), the amount of all or any portion of any Tax Benefit Payment or Early Termination Payment not made to the TRA Parties when due under the terms of this Agreement, whether as a result of Section 5.1 or otherwise, shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such Tax Benefit Payment or Early Termination Payment was first due and payable to the date of actual payment.

Article VI

NO DISPUTES; CONSISTENCY; COOPERATION

Section 6.1 Participation in PubCo’s and OpCo’s Tax Matters. PubCo shall promptly notify the TRA Party Representative of, and keep the TRA Party Representative reasonably informed with respect to, the portion of any audit of PubCo, OpCo and each of their direct or indirect Subsidiaries, by a Taxing Authority the outcome of which is reasonably expected to materially affect any TRA Party’s rights and obligations under this Agreement. For so long as the TRA Party Representative (or any of its Affiliates) is a party to this Agreement, the TRA Party Representative shall have the right to be reasonably informed and to monitor at its own expense (but not to control) any portion of any audit of PubCo, OpCo and each of their direct or indirect Subsidiaries, by a Taxing Authority the outcome of which is reasonably expected to materially affect either the TRA Party Representative’s or any TRA Party’s (or such Affiliate’s) rights and obligations under this Agreement. PubCo shall (a) provide to the TRA Party Representative reasonable opportunity to provide information and other input to PubCo and their advisors concerning the conduct of any such portion of such audit and (b) not settle or fail to contest any issue in any such portion of such audit without the prior written consent of the TRA Party Representative (or such Affiliate), which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that PubCo shall not be required to take any action in connection with such audit that is inconsistent with any provision of this Agreement or the OpCo Agreement. For the avoidance of doubt, to the extent a TRA Party became a party to this Agreement pursuant to Section 7.6, such TRA Party shall not have any right to participate in any audit under this Section 6.1. If the TRA Party Representative fails to respond to any notice with respect to the settlement of any such issue within fifteen (15) calendar days of its receipt of the applicable notice, the TRA Party Representative shall be deemed to have consented to the proposed settlement or other disposition. To the extent there is a conflict between this Agreement and the OpCo Agreement as it relates to tax matters concerning U.S. federal, state and local and foreign income Taxes and PubCo and OpCo, including preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes, this Agreement shall control.

Section 6.2 Consistency. PubCo and the TRA Parties agree to report and cause to be reported for all purposes, including U.S. federal, state and local Tax purposes and financial reporting purposes, all Tax-related items (including, without limitation, the Basis Adjustments and each Tax Benefit Payment) in a manner consistent with that contemplated by this Agreement or specified by PubCo in any Schedule required to be provided by or on behalf of PubCo under this Agreement unless otherwise required by law. PubCo shall (and shall cause OpCo and its other Subsidiaries to) use commercially reasonable efforts (for the avoidance of doubt, taking into account the interests and entitlements of all TRA Parties under this Agreement) to defend the Tax treatment contemplated by this Agreement and any Schedule in any audit, contest or similar proceeding with any Taxing Authority.

Section 6.3 Cooperation. Each of the TRA Parties shall (a) use its commercially reasonable efforts to furnish to PubCo in a timely manner such information, documents and other materials as PubCo may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself available to PubCo and its representatives to provide explanations of documents and materials and such other information as PubCo or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter, and PubCo shall reimburse each such TRA Party for any reasonable and documented out-of-pocket costs and expenses incurred pursuant to this Section 6.3. Upon the request of any TRA Party, PubCo shall cooperate in taking any action reasonably requested by such TRA Party in connection with its Tax or financial reporting and/or the consummation of any assignment or transfer of any of its rights and/or obligations under this Agreement, including without limitation, providing any information or executing any documentation.

Article VII

MISCELLANEOUS

Section 7.1 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given and received (a) on the date of delivery if delivered personally, or by email with confirmation of transmission by the transmitting equipment, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service or (c) three calendar days after mailing by certified or registered mail, postage prepaid and return receipt requested. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to PubCo, to:

Cardinal Infrastructure Group, Inc.
100 E. Six Forks Road, #300

Raleigh, North Carolina 27609

Attention: Tiffany Gidley, General Counsel
Email: tgidley@cardinalcivil.com

Willkie Farr & Gallagher LLP
300 North LaSalle Drive
Chicago, Illinois 60654
Attention: Edward S. Best
Email: ebest@willkie.com

If to the TRA Parties, to the respective addresses, fax numbers and email addresses set forth in the records of OpCo (or the signature pages hereto if not a member of OpCo).

Any party may change its address or email by giving the other party written notice of its new address or email in the manner set forth above.

Section 7.2 Counterparts. This Agreement may be executed in one or more counterparts (including counterparts transmitted electronically in portable document format (pdf)), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement. Electronic signatures shall be a valid method of executing this Agreement.

Section 7.3 Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.4 Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction.

Section 7.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.6 Successors; Assignment; Amendments; Waivers.

(a) No TRA Party may assign, sell, pledge, or otherwise alienate or transfer any of its interests in this Agreement, including the right to receive Tax Benefit Payments under this Agreement, to any Person, except with the prior written consent of the Board; provided, however, that such consent shall not be required: (i) in the case of a transfer by any TRA Party of such transferor’s interests in this Agreement and rights to receive Tax Benefit Payments hereunder with respect to any Units that have previously been Exchanged, or (ii) if such assignment occurs in connection with or subsequent to an assignment to the same Person of Units in accordance with the OpCo Agreement and assigns only the rights under this Agreement related to the assigned Units. If a TRA Party transfers Units in accordance with the terms of the OpCo Agreement but does not assign to the transferee of such Units its rights and obligations under this Agreement with respect to such transferred Units, (i) such TRA Party shall remain a TRA Party under this Agreement for all purposes, including with respect to the receipt of Tax Benefit Payments to the extent payable hereunder (including any Tax Benefit Payments in respect of the Exchanges of such transferred Units by such transferee), and (ii) the transferee of such Units shall not be a TRA Party with respect to such Units. In connection with any assignment or transfer permitted under this Agreement, the transferee shall execute and deliver a joinder to this Agreement, substantially in form of Exhibit A hereto, agreeing to become a TRA Party for all purposes of this Agreement, except as otherwise provided in such joinder. PubCo may not assign any of its rights or obligations under this Agreement to any Person (other than pursuant to a Mandatory Assignment) without the prior written consent of the TRA Party Representative (not to be unreasonably withheld, conditioned or delayed). Any purported assignment of this Agreement in violation of the foregoing in this Section 7.6(a) shall be null and void.

(b) No provision of this Agreement may be amended unless such amendment is approved in writing by each of PubCo (following approval of a majority of the Independent Directors) and by the TRA Parties who would be entitled to receive at least two-thirds (2/3) of the total amount of the Early Termination Payments payable to all TRA Parties hereunder if PubCo had exercised its right of early termination on the date of the most recent Exchange prior to such amendment (excluding, for purposes of this sentence, all payments made to any TRA Party pursuant to this Agreement since the date of such most recent Exchange); provided, that no such amendment shall be effective if such amendment would have a material and disproportionate effect on the payments one or more TRA Parties entitled to receive under this Agreement unless such amendment is consented to in writing by such TRA Parties disproportionately affected who would be entitled to receive at least a majority of the total amount of the Early Termination Payments payable to all TRA Parties disproportionately affected hereunder if PubCo had exercised its right of early termination on the date of the most recent Exchange prior to such amendment (excluding, for purposes of this sentence, all payments made to any TRA Party pursuant to this Agreement since the date of such most recent Exchange). No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective. Notwithstanding anything else in this Section 7.6(b), Pubco may, without the consent of any other then TRA Party, add as a TRA Party to this Agreement any Person who becomes a member of OpCo after the date of this Agreement and that may make an Exchange.

(c) All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, permitted assigns, heirs, executors, administrators and legal representatives. PubCo shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of PubCo, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that PubCo would be required to perform if no such succession had taken place (a “Mandatory Assignment”).

Section 7.7 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 7.8 Jurisdiction; Waiver of Jury Trial. Any action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in federal and state courts located in the State of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the action shall be heard and determined only in any such court, and agrees not to bring any action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any action brought pursuant to this Section 7.8. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 7.9 Reconciliation. In the event that PubCo and the TRA Party Representative are unable to resolve a disagreement with respect to the calculations required to produce the schedules described in Sections 2.3 and 4.2 (but not, for the avoidance doubt, with respect to any legal interpretation with respect to such provisions) within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert, acting as an expert and not as an arbitrator (the “Expert”) in the particular area of disagreement mutually acceptable to PubCo and the TRA Party Representative. The Expert shall be a nationally recognized accounting or law firm, and unless PubCo and the TRA Party Representative agree otherwise, the Expert shall not have any material relationship with PubCo or the TRA Party Representative or other actual or potential conflict of interest. If PubCo and the TRA Party Representative are unable to agree on an Expert within fifteen (15) calendar days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, then the Expert shall be appointed by the International Chamber of Commerce Centre for Expertise (the “ICC”) in accordance with the criteria set forth above in this Section 7.9. The Expert shall resolve any matter relating to the TRA Party’s Basis Schedule or an amendment thereto or the Early Termination Schedule or an amendment thereto within thirty (30) calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within fifteen (15) calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid on the date prescribed by this Agreement and such Tax Return may be filed as prepared by PubCo, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement (and, if applicable, the selection by the ICC) of such Expert or amending any Tax Return shall be borne by PubCo except as provided in the next sentence. PubCo and the TRA Party Representative shall bear their own costs and expenses of such proceeding, unless (i) the Expert adopts the TRA Party Representative’s position, in which case PubCo shall reimburse the TRA Party Representative for any reasonable out-of-pocket costs and expenses in such proceeding, or (ii) the Expert adopts PubCo’s position, in which case the TRA Party Representative shall reimburse PubCo for any reasonable out-of-pocket costs and expenses in such proceeding. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.9 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.9 shall be binding on PubCo, the TRA Party Representative and each of the TRA Parties and may be entered and enforced in any court having jurisdiction.

Section 7.10 Withholding. PubCo shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as PubCo is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law; provided, that PubCo shall have first notified the applicable TRA Party of its intent to deduct or withhold, and PubCo and the applicable TRA Party shall have discussed in good faith whether such Taxes can be mitigated to the extent permitted under applicable law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by PubCo, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such withholding was made. To the extent that any payment pursuant to this Agreement is not reduced by such deductions or withholdings, such recipient shall indemnify the applicable withholding agent for any amounts imposed by any Taxing Authority together with any costs and expenses related thereto. Each TRA Party shall promptly provide PubCo, OpCo or other applicable withholding agent with any applicable Tax forms and certifications (including IRS Form W-9 or the applicable version of IRS Form W-8) reasonably requested, in connection with determining whether any such deductions and withholdings are required under the Code or any provision of U.S. state, local or foreign Tax law.

Section 7.11 Admission of PubCo into a Consolidated Group; Transfers of Corporate Assets.

(a) If PubCo is or becomes a member of an affiliated, consolidated, combined or unitary group of corporations that files a consolidated income Tax Return pursuant to Sections 1501 et seq. of the Code or any corresponding provisions of state or local law, then: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments, Early Termination Payments and other applicable items hereunder shall be computed with reference to the consolidated taxable income of the group as a whole.

(b) If PubCo (or any member of a group described in Section 7.11(a), or any entity that is Controlled by any member of a group described in Section 7.11(a)) transfers or is deemed to transfer any Unit or any Reference Asset to a transferee that is treated as a corporation for U.S. federal income Tax purposes (other than a member of a group described in Section 7.11(a)) in a transaction in which the transferee’s basis in the property acquired is determined in whole or in part by reference to such transferor’s basis in such property, then PubCo shall cause such transferee to assume the obligation to make payments hereunder with respect to the applicable Tax Attributes associated with any Reference Asset or interest therein acquired (directly or indirectly) in such transfer (taking into account any gain recognized in the transaction) in a manner consistent with the terms of this Agreement as the transferee (or one of its Affiliates) actually realizes Tax benefits from the Tax Attributes. If OpCo transfers (or is deemed to transfer for U.S. federal income Tax purposes) any Reference Asset to a transferee that is treated as a corporation for U.S. federal income Tax purposes (other than a member of a group described in Section 7.11(a)) in a transaction in which the transferee’s basis in the property acquired is determined in whole or in part by reference to such transferor’s basis in such property, OpCo shall be treated as having disposed of the Reference Asset in a wholly taxable transaction. The consideration deemed to be received by OpCo in a transaction contemplated in the prior sentence shall be equal to the fair market value of the deemed transferred asset, plus (i) the amount of debt to which such asset is subject, in the case of a transfer of an encumbered asset or (ii) the amount of debt allocated to such asset, in the case of a transfer of a partnership interest. If any member of a group described in Section 7.11(a) that owns any Unit deconsolidates from the group (or PubCo deconsolidates from the group), then PubCo shall cause such member (or the parent of the consolidated group in a case where PubCo deconsolidates from the group) to assume the obligation to make payments hereunder with respect to the applicable Tax Attributes associated with any Reference Asset it owns (directly or indirectly) in a manner consistent with the terms of this Agreement as the member (or one of its Affiliates) actually realizes Tax benefits. If a transferee or a member of a group described in Section 7.11(a) assumes an obligation to make payments hereunder pursuant to either of the foregoing sentences, then the initial obligor is relieved of the obligation assumed.

(c) If PubCo (or any member of a group described in Section 7.11(a)) transfers (or is deemed to transfer for U.S. federal income Tax purposes) any Unit (other than to a member of a group described in Section 7.11(a)) in a transaction that is wholly or partially taxable, then for purposes of calculating payments under this Agreement, OpCo shall be treated as having disposed of the portion of any Reference Asset that is indirectly transferred by PubCo (i.e., taking into account the number of Units transferred) in a wholly or partially taxable transaction in which all income, gain or loss is allocated to PubCo. The consideration deemed to be received by OpCo shall be equal to the fair market value of the deemed transferred asset, plus (i) the amount of debt to which such asset is subject, in the case of a transfer of an encumbered asset or (ii) the amount of debt allocated to such asset, in the case of a transfer of a partnership interest.

Section 7.12 Confidentiality.

(a) Subject to the last sentence of Section 6.3, each TRA Party and the TRA Party Representative, and each of their assignees, acknowledge and agree that the information of PubCo is confidential and, except in the course of performing any duties as necessary for PubCo and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, such Person shall keep and retain in the strictest confidence and not disclose to any Person any confidential matters, acquired pursuant to this Agreement, of PubCo and its Affiliates and successors, concerning OpCo and its Affiliates and successors or the Members, learned by the TRA Party heretofore or hereafter. This Section 7.12 shall not apply to (i) any information that has been made publicly available by PubCo or any of its Affiliates, becomes public knowledge (except as a result of an act of the TRA Party in violation of this Agreement) or is generally known to the business community and (ii) the disclosure of information (A) to the extent necessary for the TRA Party or its direct or indirect owners to prepare and file its Tax Returns, to respond to any inquiries regarding the same from any Taxing Authority or to prosecute or defend any action, proceeding or audit by any Taxing Authority with respect to such returns, (B) by a TRA Party or the TRA Party Representative to its Affiliates and its and their respective employees, directors, counsel and advisors on a confidential basis, (C) as may be proper in the course of performing a TRA Party’s or the TRA Party Representative’s obligations, or monitoring or enforcing such party’s rights, under this Agreement, (D) to any bona fide prospective assignee of a TRA Party’s rights under this Agreement, or prospective merger or other business combination partner of a TRA Party, provided, that such assignee or merger partner agrees to be bound by the provisions of this Section 7.12, or (E) as is required to be disclosed by order of a court of competent jurisdiction, administrative body or governmental body, or by subpoena, summons or legal process, or by law, rule or regulation. Notwithstanding anything to the contrary herein, each TRA Party and each of its assignees (and each employee, representative or other agent of the TRA Party or its assignees, as applicable) may disclose to any and all Persons, without limitation of any kind, the Tax treatment and Tax structure of PubCo, OpCo and their Affiliates, and any of their transactions, and all materials of any kind (including opinions or other Tax analyses) that are provided to the TRA Party relating to such Tax treatment and Tax structure.

(b) If a TRA Party or an assignee commits a breach, or threatens to commit a breach, of any of the provisions of this Section 7.12, PubCo shall have the right and remedy to have the provisions of this Section 7.12 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to PubCo or any of its Subsidiaries or the TRA Parties and the accounts and funds managed by PubCo and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

Section 7.13 Change in Law. Notwithstanding anything herein to the contrary, if, in connection with an actual or proposed change in law, a TRA Party reasonably believes that the existence of this Agreement could cause income (other than income arising from receipt of a payment under this Agreement) recognized by the TRA Party upon any Exchange by such TRA Party to be treated as ordinary income (other than by reason of the application of Section 751(a) of the Code to such Exchange) rather than capital gain (or otherwise taxed at ordinary income rates) for U.S. federal income Tax purposes or would have other material adverse Tax consequences to such TRA Party, then at the election of such TRA Party and to the extent specified by such TRA Party, this Agreement (i) shall cease to have further effect with respect to such TRA Party, (ii) shall not apply to an Exchange by such TRA Party occurring after a date specified by such TRA Party, or (iii) shall otherwise be amended in a manner determined by such TRA Party and PubCo as it relates to such TRA Party, provided, that such amendment shall not result in an increase in payments under this Agreement at any time as compared to the amounts and times of payments that would have been due in the absence of such amendment.

Section 7.14 TRA Party Representative. By executing this Agreement, each of the TRA Parties shall be deemed to have irrevocably constituted the TRA Party Representative as his, her or its agent and attorney in fact with full power of substitution to act from and after the date hereof and to do any and all things and execute any and all documents on behalf of such TRA Parties which may be necessary, convenient or appropriate to facilitate those matters under this Agreement with respect to which the TRA Party Representative is expressly authorized to take actions pursuant to the other provisions of this Agreement. In connection therewith, the TRA Party Representative shall be entitled to engage attorneys, accountants, agents or consultants on behalf of such TRA Parties in connection with this Agreement or any other agreement contemplated hereby and paying any fees related thereto on behalf of such TRA Parties. Without limiting the foregoing sentence, the TRA Party Representative will use commercially reasonable efforts to keep the TRA Parties informed in a timely manner on actions taken on their behalf in accordance with this Section 7.14 and to consider in good faith their comments and requests. The TRA Party Representative may resign upon thirty (30) calendar days’ written notice to PubCo, in which case the TRA Party Representative shall be determined by approval of two-thirds of the TRA Parties (which two-thirds shall be determined based on the TRA Parties’ TRA Percentages). All reasonable, documented out-of-pocket costs and expenses incurred by the TRA Party Representative in its capacity as such shall be promptly reimbursed by PubCo upon invoice and reasonable support therefor by the TRA Party Representative to PubCo. To the fullest extent permitted by law, none of the TRA Party Representative, any of its Affiliates, or any of the TRA Party Representative’s or Affiliate’s directors, officers, employees or other agents (each a “Covered Person”) shall be liable, responsible or accountable in damages or otherwise to any TRA Party, OpCo or PubCo for damages arising from any action taken or omitted to be taken by the TRA Party Representative or any other Person with respect to OpCo or PubCo, except in the case of any action or omission which constitutes, with respect to such Person, willful misconduct or fraud. Each of the Covered Persons may consult with legal counsel, accountants, and other experts selected by it, and any act or omission suffered or taken by it on behalf of the TRA Parties or in furtherance of the interests of the TRA Parties in good faith in reliance upon and in accordance with the advice of such counsel, accountants, or other experts shall create a rebuttable presumption of the good faith and due care of such Covered Person with respect to such act or omission; provided, that such counsel, accountants, or other experts were selected with reasonable care. Each of the Covered Persons may rely in good faith upon, and shall have no liability to OpCo, PubCo or the TRA Parties for acting or refraining from acting upon, any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties. PubCo may rely in good faith upon, and shall have no liability to OpCo or the TRA Parties for acting or refraining from acting upon, any action, inaction, decision, resolution, certificate, statement, correspondence, instrument, opinion, report, notice, request, and consent by the TRA Party Representative.

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IN WITNESS WHEREOF, PubCo, OpCo and each TRA Party have duly executed this Agreement as of the date first written above.

PubCo:

CARDINAL INFRASTRUCTURE GROUP INC.

By:	/s/ Jeremy Spivey
Name:	Jeremy Spivey
Title:	Chief Executive Officer

OpCo:

CARDINAL CIVIL CONTRACTING HOLDINGS LLC

By:	/s/ Jeremy Spivey
Name:	Jeremy Spivey
Title:	Chief Executive Officer

[Signature Page to Tax Receivable Agreement]

IN WITNESS WHEREOF, PubCo, OpCo and each TRA Party have duly executed this Agreement as of the date first written above.

JEREMY SPIVEY

By:	/s/ Jeremy Spivey

[Signature Page to Tax Receivable Agreement]

IN WITNESS WHEREOF, PubCo, OpCo and each TRA Party have duly executed this Agreement as of the date first written above.

ERIK WEST

By:	/s/ Erik West

[Signature Page to Tax Receivable Agreement]

IN WITNESS WHEREOF, PubCo, OpCo and each TRA Party have duly executed this Agreement as of the date first written above.

MIKE ROWE

By:	/s/ Mike Rowe

[Signature Page to Tax Receivable Agreement]

IN WITNESS WHEREOF, PubCo, OpCo and each TRA Party have duly executed this Agreement as of the date first written above.

SPIVEY FAMILY 2024 IRREVOCABLE TRUST U/A dated 5/13/24, as amended

By:	/s/ Ashley Spivey
Name:	Ashley Spivey
Title:	Trustee

[Signature Page to Tax Receivable Agreement]

IN WITNESS WHEREOF, PubCo, OpCo and each TRA Party have duly executed this Agreement as of the date first written above.

WEST FAMILY 2024 IRREVOCABLE TRUST U/A DATED 3/20/24, AS AMENDED

By:	/s/ Amanda Bree West
Name:	Amanda Bree West
Title:	Trustee

[Signature Page to Tax Receivable Agreement]

IN WITNESS WHEREOF, PubCo, OpCo and each TRA Party have duly executed this Agreement as of the date first written above.

THE ROWE FAMILY IRREVOCABLE TRUST DATED MARCH 13, 2024

By:	/s/ Rhonda Rowe
Name:	Rhonda Rowe
Title:	Trustee

[Signature Page to Tax Receivable Agreement]

IN WITNESS WHEREOF, PubCo, OpCo and each TRA Party have duly executed this Agreement as of the date first written above.

NATHAN P. NICKERSON

By:	/s/ Nathan P. Nickerson

[Signature Page to Tax Receivable Agreement]

IN WITNESS WHEREOF, PubCo, OpCo and each TRA Party have duly executed this Agreement as of the date first written above.

JOEL REGAN CLARK

By:	/s/ Joel Regan Clark

[Signature Page to Tax Receivable Agreement]

IN WITNESS WHEREOF, PubCo, OpCo and each TRA Party have duly executed this Agreement as of the date first written above.

RONALD ARTHUR WILLIAMS, III

By:	/s/ Ronald Arthur Williams, III

[Signature Page to Tax Receivable Agreement]

IN WITNESS WHEREOF, PubCo, OpCo and each TRA Party have duly executed this Agreement as of the date first written above.

RON RIGGINS

By:	/s/ Ron Riggins

[Signature Page to Tax Receivable Agreement]

IN WITNESS WHEREOF, PubCo, OpCo and each TRA Party have duly executed this Agreement as of the date first written above.

OTONIEL ECHEVERRIA JR.

By:	/s/ Otoniel echeverria jr.

[Signature Page to Tax Receivable Agreement]

IN WITNESS WHEREOF, PubCo, OpCo and each TRA Party have duly executed this Agreement as of the date first written above.

STEVEN GRANT BRITTON

By:	/s/ Steven grant britton

[Signature Page to Tax Receivable Agreement]

IN WITNESS WHEREOF, PubCo, OpCo and each TRA Party have duly executed this Agreement as of the date first written above.

PAUL CARINI

By:	/s/ Paul Carini

[Signature Page to Tax Receivable Agreement]

IN WITNESS WHEREOF, PubCo, OpCo and each TRA Party have duly executed this Agreement as of the date first written above.

MIKE RYAN

By:	/s/ Mike Ryan

[Signature Page to Tax Receivable Agreement]

IN WITNESS WHEREOF, PubCo, OpCo and each TRA Party have duly executed this Agreement as of the date first written above.

DAVID PROUTY

By:	/s/ David Prouty

[Signature Page to Tax Receivable Agreement]

IN WITNESS WHEREOF, PubCo, OpCo and each TRA Party have duly executed this Agreement as of the date first written above.

MILES HEDRICK

By:	/s/ Miles Hedrick

[Signature Page to Tax Receivable Agreement]

IN WITNESS WHEREOF, PubCo, OpCo and each TRA Party have duly executed this Agreement as of the date first written above.

DAN PURCELL

By:	/s/ Dan Purcell

[Signature Page to Tax Receivable Agreement]

IN WITNESS WHEREOF, PubCo, OpCo and each TRA Party have duly executed this Agreement as of the date first written above.

CHRIS LUMSDEN

By:	/s/ Chris Lumsden

[Signature Page to Tax Receivable Agreement]

IN WITNESS WHEREOF, PubCo, OpCo and each TRA Party have duly executed this Agreement as of the date first written above.

BEN MILKE

By:	/s/ Ben Milke

[Signature Page to Tax Receivable Agreement]

IN WITNESS WHEREOF, PubCo, OpCo and each TRA Party have duly executed this Agreement as of the date first written above.

JOSE GAMINO

By:	/s/ Jose Gamino

[Signature Page to Tax Receivable Agreement]

IN WITNESS WHEREOF, PubCo, OpCo and each TRA Party have duly executed this Agreement as of the date first written above.

MARY JANE SCOTT

By:	/s/ Mary Jane Scott

[Signature Page to Tax Receivable Agreement]

IN WITNESS WHEREOF, PubCo, OpCo and each TRA Party have duly executed this Agreement as of the date first written above.

GEORGE CALVIN PAGE, III

By:	/s/ George Calvin Page, III

[Signature Page to Tax Receivable Agreement]

IN WITNESS WHEREOF, PubCo, OpCo and each TRA Party have duly executed this Agreement as of the date first written above.

JIM LITTLETON

By:	/s/ Jim Littleton

[Signature Page to Tax Receivable Agreement]

IN WITNESS WHEREOF, PubCo, OpCo and each TRA Party have duly executed this Agreement as of the date first written above.

JEREMY BILOTTA

By:	/s/ Jeremy Bilotta

[Signature Page to Tax Receivable Agreement]

Exhibit A

Form of Joinder

This JOINDER (this “Joinder”) to the Tax Receivable Agreement (as defined below), is by and among Cardinal Infrastructure Group Inc., a Delaware corporation (including any successor corporation, “PubCo”), _______________ (“Transferor”) and _______________ (“Permitted Transferee”).

WHEREAS, on _______________, Permitted Transferee shall acquire _______________ percent of the Transferor’s right to receive payments that may become due and payable under the Tax Receivable Agreement (as defined below) (the “Acquired Interests”) from Transferor (the “Acquisition”); and

WHEREAS, Transferor, in connection with the Acquisition, has required Permitted Transferee to execute and deliver this Joinder pursuant to Section 7.6(a) of the Tax Receivable Agreement, dated as of December 9, 2025, among PubCo, Cardinal Civil Contracting Holdings LLC, a Delaware limited liability company, and the TRA Parties (as defined therein) (the “Tax Receivable Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1.1 Definitions. To the extent capitalized words used in this Joinder are not defined in this Joinder, such words shall have the respective meanings set forth in the Tax Receivable Agreement.

Section 1.2 Acquisition. For good and valuable consideration, the sufficiency of which is hereby acknowledged by the Transferor and the Permitted Transferee, the Transferor hereby transfers and assigns absolutely to the Permitted Transferee all of the Acquired Interests.

Section 1.3 Joinder. Permitted Transferee hereby acknowledges and agrees (i) that it has received and read the Tax Receivable Agreement, (ii) that the Permitted Transferee is acquiring the Acquired Interests in accordance with and subject to the terms and conditions of the Tax Receivable Agreement and (iii) to become a “TRA Party” (as defined in the Tax Receivable Agreement) for all purposes of the Tax Receivable Agreement.

Section 1.4 Notice. Any notice, request, consent, claim, demand, approval, waiver or other communication hereunder to Permitted Transferee shall be delivered or sent to Permitted Transferee at the address set forth on the signature page hereto in accordance with Section 7.1 of the Tax Receivable Agreement.

Section 1.5 Governing Law. This Joinder shall be governed by and construed in accordance with the law of the State of Delaware.

IN WITNESS WHEREOF, this Joinder has been duly executed and delivered by Permitted Transferee as of the date first above written.

CARDINAL INFRASTRUCTURE GROUP INC.

By:
Name:
Title:

[TRANSFEROR]

By:
Name:
Title:

[PERMITTED TRANSFEREE]

Name:
Title:

Address for notice: